Exhibit 99

CoLucid Pharmaceuticals Announces Second Quarter 2015 Results and Corporate Highlights

•	Enrolled the first patient in the SAMURAI trial, the first of two phase 3 pivotal clinical trials investigating lasmiditan for the acute treatment of migraine headaches

•	Priced its initial public offering of 5,500,000 shares of common stock at a public offering price of $10.00 per share resulting in $55 million in gross proceeds

•	Established Cambridge, Massachusetts headquarters

CAMBRIDGE, MA – August 12, 2015 – CoLucid Pharmaceuticals, Inc. (NASDAQ: CLCD) today reported financial and operating results for the second quarter ended June 30, 2015.

Corporate Highlights

On April 27, 2015, CoLucid randomized the first patient in its SAMURAI trial, the first of two pivotal phase 3 clinical trials investigating lasmiditan for the acute treatment of migraine headaches. The company has opened 70 U.S. sites and expects to complete enrollment during the second quarter of 2016, with the treatment of up to 1,483 migraine patients by the third quarter of 2016. The company expects the majority of migraine patients being enrolled also have cardiovascular risk factors or cardiovascular disease.

In May, CoLucid completed its initial public offering (IPO) of 5,500,000 shares of common stock resulting in $55 million in gross proceeds before underwriters discount and expenses incurred during the IPO.

CoLucid relocated its permanent corporate headquarters to 222 Third Street in the Kendall Square area of Cambridge, MA in June, 2015.

“We are very pleased with the enthusiasm that our clinical investigators and patients have shown in our SAMURAI trial,” stated Thomas P. Mathers, Chief Executive Officer. “Given that lasmiditan is centrally acting on the CNS receptors involved in migraine pathology, and not through vasoconstriction, we have been able to enroll a significant number of patients with risk factors for cardiovascular disease who have been warned against, or are contraindicated from taking triptans or ergotamines to treat their migraines.”

Second Quarter 2015 Results

The company ended the quarter with cash and cash equivalents of $79.7 million compared to $1.1 million for the second quarter of 2014. The increase is due to the initial public offering which closed in May 2015 and the company’s Series C financing which closed in January 2015.

Research and development expenses were approximately $5.8 million compared to $0.3 million for the second quarter of 2014. The increase in R&D expense is primarily due to the costs associated with the lasmiditan phase 3 clinical program, including the SAMURAI pivotal clinical trial which was initiated in April 2015.

General and administrative expenses were approximately $2.0 million compared to $0.2 million for the second quarter of 2014. The increase in G&A expense is primarily due to $1.0 million in non-cash stock based compensation charges incurred in the quarter and support costs related to being a publicly traded company. There was no non-cash stock based compensation expense in the second quarter of 2014.

Net loss for the second quarter of 2015 was $11.2 million, or ($1.17) per share. Included in the net loss for the second quarter is a $3.4 million charge for accretion of redeemable preferred stock as a result of the IPO and subsequent conversion of all preferred stock to common stock. Net loss for the second quarter of 2014 was $1.0 million, or ($6.61) per share. There were no accretion charges related to preferred stock in 2014.

The company maintains its current guidance to have cash on hand to fund its two pivotal clinical trials of lasmiditan and operations through mid-2017.

About Lasmiditan

Lasmiditan has been designed to deliver efficacy for the acute treatment of migraine headaches in adults without the vasoconstrictor activity associated with previous generations of migraine therapies. It selectively targets 5-HT1F receptors expressed in the trigeminal pathway. Lasmiditan has been given the generic stem name “ditan,” which distinguishes it from other drug classes, including triptans, the current standard of care for migraine.

CoLucid is currently enrolling patients in SAMURAI, its first of two pivotal phase 3 clinical trials. The objective of SAMURAI is to evaluate the safety and efficacy of lasmiditan (100 mg and 200 mg) in comparison to placebo two hours after dosing on freedom from migraine headache pain, which is our primary endpoint, and on freedom from the most bothersome associated symptom of migraine (nausea, phonophobia or photophobia), which is our secondary endpoint. SAMURAI is a randomized, double-blind, placebo-controlled parallel group study. The study is expected to treat a single migraine in up to 1,483 migraine patients with lasmiditan at approximately 70 U.S. sites. CoLucid expects patients will include those with migraine who also have cardiovascular risk factors or cardiovascular disease. SAMURAI is being conducted under a Special Protocol agreement with the U.S. Food and Drug Administration. Lasmiditan is designed to address major unmet medical needs in patients who are poorly served by currently available therapies, including patients with cardiovascular risk factors or cardiovascular disease who may not be able to take triptans.

About Migraine

Migraine is the leading cause of disability among neurological disorders in the United States according to the American Migraine Foundation. An estimated 36 million Americans suffer from migraine. Migraine can be extremely disabling and costly, accounting for more than an estimated $20 billion in direct (e.g., doctor visits, medications) and indirect (e.g., missed work, lost productivity) expenses each year in the United States.

About CoLucid Pharmaceuticals, Inc.

CoLucid was founded in 2005 and is developing oral lasmiditan for the acute treatment of migraine headaches in adults and intravenous lasmiditan for the acute treatment of unspecified headache pain in adults in emergency room and other urgent care settings.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to CoLucid’s expectations for clinical trial enrollment goals, the initiation of future clinical trials and anticipated cash usage. Actual enrollment results, use of cash and other developments may occur that differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that enrollment goals will not be met, trials may not be commenced or successful or may take longer to complete than anticipated, and projected cash needs and expected financial results may be different. More information about the risks and uncertainties faced by CoLucid are contained in our periodic reports filed with the Securities and Exchange Commission. CoLucid disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT

Thomas Mathers	Hans Vitzthum
Chief Executive Officer	Managing Director
CoLucid Pharmaceuticals, Inc.	LifeSci Advisors, LLC.
(781) 365-2596	(212) 915-2568

CoLucid Pharmaceuticals, Inc.

Condensed Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Revenues	$—	$—	$—	$—

Operating expenses:
Research and development	5,796	271	7,756	437
General and administrative	1,980	245	2,831	632

Total operating expenses	7,776	516	10,587	1,069

Loss from operations	(7,776)	(516)	(10,587)	(1,069)

Other income (expense):
Interest income	15	1	27	1
Interest expense	—	(187)	—	(357)

Total other income (expense), net	15	(186)	27	(356)

Net loss before income tax expense	(7,761)	(702)	(10,560)	(1,425)
Income tax expense	—	248	—	248

Net loss and comprehensive loss	(7,761)	(950)	(10,560)	(1,673)
Gain on exchange of convertible stock	—	—	4,798	—
Accretion of redeemable preferred stock	(3,444)	—	(12,553)	—

Net loss attributable to common stockholders	$(11,205)	$(950)	$(18,315)	$(1,673)

Per common share information:
Net loss available to common stockholders, basic and diluted	$(1.17)	$(6.61)	$(3.76)	$(12.07)
Weighted-average common shares outstanding, basic and diluted	9,546,074	143,810	4,871,159	138,643

CoLucid Pharmaceuticals, Inc.

Condensed Balance Sheets

(in thousands, except share data)

(unaudited)

	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$79,658	$204
Prepaid assets	997	23

Total current assets	80,655	227

Deferred financing costs	—	66
Other assets	27	—

Total assets	$80,682	$293

Liabilities
Current liabilities:
Accounts payable	903	$306
Accrued expenses	2,772	75
Convertible notes payable	—	200

Total current liabilities	3,675	581

Deferred revenue	1,500	1,500

Total liabilities	5,175	2,081

Commitments and contingencies
Stockholders’ equity (deficit)
Series A convertible preferred stock; $0.001 par value, 405,405 shares authorized and 381,158 issued and outstanding as of December 31, 2014 (liquidation preference of $24,255)	—	15,388
Series B convertible preferred stock; $0.001 par value, 712,530 shares authorized and 690,479 issued and outstanding as of December 31, 2014 (liquidation preference of $46,791)	—	34,891
Common stock, $0.001 par value; 270,000,000 shares authorized; 15,153,135 and 143,810 shares issued and outstanding as of June 30, 2015 and December 31, 2014, respectively	15	0
Additional paid-in capital	142,408	2,411
Accumulated deficit	(66,916)	(54,478)

Total stockholders’ equity (deficit)	75,507	(1,788)

Total liabilities and stockholders’ equity (deficit)	$80,682	$293